Contact:	Richard S. Lindahl Chief Financial Officer (571) 303-4080 heroldl@executiveboard.com	1919 North Lynn Street Arlington, Virginia 22209 www.executiveboard.com

THE CORPORATE EXECUTIVE BOARD DECLARES QUARTERLY CASH DIVIDEND

ARLINGTON, VA (May 6, 2010) — The Corporate Executive Board Company (“CEB” or the “Company”) (NASDAQ: EXBD) today announces that its Board of Directors has approved a cash dividend on its common stock for the second quarter of 2010 of $0.11 per share. The Company will fund its dividend payments with cash on hand and cash generated from operations. The dividend is payable on June 30, 2010, to stockholders of record at the close of business on June 15, 2010.

ABOUT THE CORPORATE EXECUTIVE BOARD COMPANY

The Corporate Executive Board drives faster, more effective decision making among the world’s leading executives and business professionals. As the premier, network-based knowledge resource, The Corporate Executive Board provides customers with the authoritative and timely guidance needed to excel in their roles, take decisive action and improve company performance. Powered by an executive network that spans more than 50 countries and represents approximately 85% of the world’s Fortune 500 companies, The Corporate Executive Board offers unique research insights along with an integrated suite of exclusive tools and resources that enable the world’s most successful organizations to deliver superior business outcomes. For more information, visit www.exbd.com.